(NASDAQ:OSBC)		Exhibit 99.1

Contact:	Bradley S. Adams	For Immediate Release
	Chief Financial Officer	January 24, 2024
(630) 906-5484

Old Second Bancorp, Inc. Reports Fourth Quarter 2023 Net Income of $18.2 Million,

or $0.40 per Diluted Share

AURORA, IL, January 24, 2024 – Old Second Bancorp, Inc. (the “Company,” “Old Second,” “we,” “us,” and “our”) (NASDAQ: OSBC), the parent company of Old Second National Bank (the “Bank”), today announced financial results for the fourth quarter of 2023.  Our net income was $18.2 million, or $0.40 per diluted share, for the fourth quarter of 2023, compared to net income of $24.3 million, or $0.54 per diluted share, for the third quarter of 2023, and net income of $23.6 million, or $0.52 per diluted share, for the fourth quarter of 2022. Adjusted net income, a non-GAAP financial measure that excludes nonrecurring litigation related expenses and Visa portfolio liquidation and deconversion costs, as applicable, was $19.1 million, or $0.42 per diluted share, for the fourth quarter of 2023, compared to $24.8 million, or $0.55 per diluted share, for the third quarter of 2023.  See the discussion entitled “Non-GAAP Presentations” below and the tables beginning on page 17 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent. Noteworthy items impacting fourth quarter 2023 results include a $1.2 million litigation reserve related to prior years’ overdraft fee compliance and $1.3 million in expense related to the fair value of mortgage servicing rights.

Net income decreased $6.1 million in the fourth quarter of 2023 compared to the third quarter of 2023. The decrease was primarily due to the increase of $5.0 million in provision for credit losses, a $1.3 million increase in interest expense, and a decrease in noninterest income of $1.1 million in the fourth quarter of 2023, which were partially offset by a $397,000 decrease in noninterest expense and a $1.4 million decrease in provision for income taxes. Net income decreased $5.4 million in the fourth quarter of 2023 compared to the fourth quarter of 2022, primarily due to an increase in provision for credit losses of $6.5 million and a decrease in net interest income of $2.9 million year over year due to rising market interest rates, which also resulted in an $8.8 million increase in interest expense. These decreases to net income in the fourth quarter of 2023 were partially offset by a decrease in noninterest expenses of $2.7 million. The fourth quarter of 2023 was minimally impacted by a pre-tax net loss on the call of securities of $2,000, compared to more significant pre-tax net losses on the sale of securities of $924,000 and $910,000 in the third quarter of 2023 and the fourth quarter of 2022, respectively.

Operating Results

●	Fourth quarter 2023 net income was $18.2 million, reflecting a $6.1 million decrease from the third quarter 2023, and a decrease of $5.4 million from the fourth quarter of 2022. Adjusted net income, as defined above, was $19.1 million for the fourth quarter of 2023, a decrease of $5.7 million from adjusted net income for the third quarter of 2023, and a decrease of $4.9 million from adjusted net income for the fourth quarter of 2022.
●	Net interest and dividend income was $61.2 million for the fourth quarter of 2023, reflecting a decrease of $1.8 million, or 2.8%, from the third quarter of 2023, and a decrease of $2.9 million, or 4.5%, from the fourth quarter of 2022.
●	We recorded a net provision for credit losses of $8.0 million in the fourth quarter of 2023, compared to a net provision for credit losses of $3.0 million in the third quarter of 2023, and a net provision for credit losses of $1.5 million in the fourth quarter of 2022.
●	Noninterest income was $8.7 million for the fourth quarter of 2023, a decrease of $1.1 million, or 11.6%, compared to $9.9 million for the third quarter of 2023, and a decrease of $217,000, or 2.4%, compared to $8.9 million for the fourth quarter of 2022.

●	Noninterest expense was $37.0 million for the fourth quarter of 2023, a decrease of $397,000, or 1.1% compared to $37.4 million for the third quarter of 2023, and a decrease of $2.7 million, or 6.7%, compared to $39.7 million for the fourth quarter of 2022.
●	We had a provision for income tax of $6.7 million for the fourth quarter of 2023, compared to a provision for income tax of $8.1 million for the third quarter of 2023 and a provision of $8.2 million for the fourth quarter of 2022. The effective tax rate for each of the periods presented was 26.9%, 25.1%, and 25.9%, respectively.
●	On January 16, 2024, our Board of Directors declared a cash dividend of $0.05 per share payable on February 5, 2024, to stockholders of record as of January 26, 2024.

Financial Highlights

	Quarters Ended
(Dollars in thousands)	December 31,	September 30,	December 31,
	2023	2023	2022
Balance sheet summary
Total assets	$5,722,799	$5,758,156	$5,888,317
Total securities available-for-sale	1,192,829	1,229,618	1,539,359
Total loans	4,042,953	4,029,543	3,869,609
Total deposits	4,570,746	4,614,320	5,110,723
Total liabilities	5,145,518	5,225,598	5,427,176
Total equity	577,281	532,558	461,141

Total tangible assets	$5,625,104	$5,659,858	$5,788,161
Total tangible equity	479,586	434,260	360,985

Income statement summary
Net interest income	$61,235	$63,030	$64,091
Provision for credit losses	8,000	3,000	1,500
Noninterest income	8,729	9,877	8,946
Noninterest expense	37,026	37,423	39,684
Net income	18,225	24,335	23,615
Effective tax rate	26.92%	25.09%	25.86%

Profitability ratios
Return on average assets (ROAA)	1.27%	1.67%	1.58%
Return on average equity (ROAE)	13.18	18.21	21.09
Net interest margin (tax-equivalent)	4.62	4.66	4.63
Efficiency ratio	50.82	50.08	52.44
Return on average tangible common equity (ROATCE)	16.43	22.80	27.80
Tangible common equity to tangible assets (TCE/TA)	8.53	7.67	6.24

Per share data
Diluted earnings per share	$0.40	$0.54	$0.52
Tangible book value per share	10.73	9.72	8.10

Company capital ratios [1]
Common equity tier 1 capital ratio	11.37%	11.00%	9.67%
Tier 1 risk-based capital ratio	11.89	11.52	10.20
Total risk-based capital ratio	14.06	13.84	12.52
Tier 1 leverage ratio	10.06	9.62	8.14

Bank capital ratios [1,2]
Common equity tier 1 capital ratio	12.32%	12.49%	11.70%
Tier 1 risk-based capital ratio	12.32	12.49	11.70
Total risk-based capital ratio	13.24	13.57	12.75
Tier 1 leverage ratio	10.41	10.43	9.32

1 Both the Company and the Bank ratios are inclusive of a capital conservation buffer of 2.50%, and both are subject to the minimum capital adequacy guidelines of 7.00%, 8.50%, 10.50%, and 4.00% for the Common equity tier 1, Tier 1 risk-based, Total risk-based and Tier 1 leverage ratios, respectively.

2 The prompt corrective action provisions are applicable only at the Bank level, and are 6.50%, 8.00%, 10.00%, and 5.00% for the Common equity tier 1, Tier 1 risk-based, Total risk-based and Tier 1 leverage ratios, respectively.

Chairman, President and Chief Executive Officer Jim Eccher said “Profitability at Old Second remains exceptionally strong and balance sheet strengthening continues with our tangible common equity to tangible assets ratio increasing by 86 basis points linked quarter to 8.53%.  We believe we are being proactive in addressing commercial real estate loans facing deterioration from higher interest rates, declining appraisal values and cash flow pressures.  Importantly, the total of substandard and criticized loans are now at their lowest levels since June 2022 as we have seen previously identified loans work toward resolution and the pace of downgrades has improved dramatically.  The loan portfolio, exclusive of office CRE and healthcare, has remained well behaved and we remain confident in our credit quality overall.  Absent a significant recession, I am optimistic that this quarter will mark the inflection point in our asset quality trends as we have seen the bulk of our loan portfolio reprice and transition into the current interest rate environment. This expectation comes despite Old Second maintaining an economic view that is significantly more cautious than consensus market forecasts. Our focus therefore remains on assessing and monitoring risks within the loan portfolio and optimizing the earning asset mix in order to reduce our overall sensitivity to interest rates.  Net interest margin trends are stable and income statement efficiency remains at record levels. Marginal spreads in deposit and lending markets remain exceptionally tight but balance sheet flexibility and the expectation for continuing record efficiency gives me confidence we are well positioned to deliver another strong year in 2024. I look forward to the opportunity to demonstrate the strength of the franchise we have built.”

Asset Quality & Earning Assets

●	Nonperforming loans, comprised of nonaccrual loans plus loans past due 90 days or more and still accruing, and, prior to January 1, 2023, performing troubled debt restructurings, totaled $68.8 million at December 31, 2023, $63.3 million at September 30, 2023, and $32.9 million at December 31, 2022. Nonperforming loans, as a percent of total loans, were 1.7% at December 31, 2023, 1.6% at September 30, 2023, and 0.9% at December 31, 2022. The increase in the fourth quarter of 2023 is driven by the downgrade of a few credits during the quarter, due primarily to office-related loans and assisted living properties within the commercial real estate-investor portfolio and debt service coverage shortfalls.
●	Total loans were $4.04 billion at December 31, 2023, reflecting an increase of $13.4 million compared to September 30, 2023, and an increase of $173.3 million compared to December 31, 2022. The increase year over year was largely driven by the growth in leases, commercial real estate-investor, and multifamily portfolios. Average loans (including loans held-for-sale) for the fourth quarter of 2023 totaled $4.02 billion, reflecting an increase of $5.6 million from the third quarter of 2023 and an increase of $138.3 million from the fourth quarter of 2022.
●	Available-for-sale securities totaled $1.19 billion at December 31, 2023, compared to $1.23 billion at September 30, 2023, and $1.54 billion at December 31, 2022. The unrealized mark to market loss on securities totaled $84.2 million as of December 31, 2023, compared to $120.5 million as of September 30, 2023, and $123.5 million as of December 31, 2022, due to market interest rate fluctuations as well as changes year over year in the composition of the securities portfolio. During the quarter ended December 31, 2023, there were no securities sold, however $55.9 million of maturities and calls resulted in net realized losses of $2,000, compared to sales of $65.6 million during the quarter ended September 30, 2023, which resulted in net realized losses of $924,000, and security sales of $27.7 million for the quarter ended December 31, 2022, which resulted in net realized losses of $910,000. We may continue to sell strategically identified securities as opportunities arise.

Net Interest Income

Analysis of Average Balances,
Tax Equivalent Income / Expense and Rates
(Dollars in thousands - unaudited)

	Quarters Ended
	December 31, 2023			September 30, 2023			December 31, 2022
	Average	Income /	Rate	Average	Income /	Rate	Average	Income /	Rate
	Balance	Expense	%	Balance	Expense	%	Balance	Expense	%
Assets
Interest earning deposits with financial institutions	$47,865	$616	5.11	$49,737	$659	5.26	$50,377	$461	3.63
Securities:
Taxable	1,027,366	8,329	3.22	1,125,688	8,946	3.15	1,404,437	10,495	2.96
Non-taxable (TE)[1]	164,655	1,674	4.03	169,523	1,687	3.95	171,567	1,697	3.92
Total securities (TE)[1]	1,192,021	10,003	3.33	1,295,211	10,633	3.26	1,576,004	12,192	3.07
FHLBC and FRBC Stock	34,371	647	7.47	35,954	597	6.59	19,534	259	5.26
Loans and loans held-for-sale[1,2]	4,016,480	62,793	6.20	4,010,859	62,705	6.20	3,878,228	55,195	5.65
Total interest earning assets	5,290,737	74,059	5.55	5,391,761	74,594	5.49	5,524,143	68,107	4.89
Cash and due from banks	57,723	-	-	57,279	-	-	56,531	-	-
Allowance for credit losses on loans	(50,023)	-	-	(54,581)	-	-	(48,778)	-	-
Other noninterest bearing assets	396,297	-	-	384,059	-	-	395,726	-	-
Total assets	$5,694,734			$5,778,518			$5,927,622

Liabilities and Stockholders' Equity
NOW accounts	$563,603	$595	0.42	$576,138	$440	0.30	$623,408	$225	0.14
Money market accounts	692,720	2,200	1.26	720,488	1,767	0.97	901,950	477	0.21
Savings accounts	985,614	517	0.21	1,027,987	351	0.14	1,155,409	74	0.03
Time deposits	497,472	2,833	2.26	466,250	1,982	1.69	450,111	571	0.50
Interest bearing deposits	2,739,409	6,145	0.89	2,790,863	4,540	0.65	3,130,878	1,347	0.17
Securities sold under repurchase agreements	28,526	51	0.71	24,945	27	0.43	33,275	10	0.12
Other short-term borrowings	390,652	5,429	5.51	427,174	5,840	5.42	44,293	436	3.91
Junior subordinated debentures	25,773	290	4.46	25,773	245	3.77	25,773	287	4.42
Subordinated debentures	59,372	546	3.65	59,350	547	3.66	59,286	546	3.65
Senior notes	-	-	-	-	-	-	44,572	891	7.93
Notes payable and other borrowings	-	-	-	-	-	-	9,978	137	5.45
Total interest bearing liabilities	3,243,732	12,461	1.52	3,328,105	11,199	1.34	3,348,055	3,654	0.43
Noninterest bearing deposits	1,838,325	-	-	1,867,201	-	-	2,083,503	-	-
Other liabilities	63,971	-	-	53,164	-	-	51,753	-	-
Stockholders' equity	548,706	-	-	530,048	-	-	444,311	-	-
Total liabilities and stockholders' equity	$5,694,734			$5,778,518			$5,927,622
Net interest income (GAAP)		$61,235			$63,030			$64,091
Net interest margin (GAAP)			4.59			4.64			4.60

Net interest income (TE)[1]		$61,598			$63,395			$64,453
Net interest margin (TE)[1]			4.62			4.66			4.63
Interest bearing liabilities to earning assets	61.31%			61.73%			60.61%

1 Tax equivalent (TE) basis is calculated using a marginal tax rate of 21% in 2023 and 2022. See the discussion entitled “Non-GAAP Presentations” below and the tables beginning on page 17 that provides a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

2 Interest income from loans is shown on a tax equivalent basis, which is a non-GAAP financial measure as discussed in the table on page 17, and includes loan fee expense of $922,000 for the fourth quarter of 2023, loan fee expense of $780,000 for the third quarter of 2023, and loan fee income of $916,000 the fourth quarter of 2022. Nonaccrual loans are included in the above stated average balances.

The increased yield of six basis points on interest earning assets compared to the linked period was driven by repricing within the existing variable rate portfolios for securities available-for-sale. Changes in the market interest rate environment impact earning assets at varying intervals depending on the repricing timeline of loans, as well as the securities maturity, paydown and purchase activities.

The year over year increase of 66 basis points on interest earning assets was driven by significant increases to benchmark interest rates as well as strong loan growth throughout the period, specifically within the leases, commercial real estate and multifamily portfolios, as these loan segments generally produce the greatest yield. The increases in benchmark interest rates impacted yields on the securities portfolio through the inverse relationship between interest rates and market value coupled with maturities and strategic sales of lower yielding assets, as we work to increase the weighted average yield in the portfolio.

Average balances of interest-bearing deposit accounts have decreased steadily since the fourth quarter of 2022 through the fourth quarter of 2023, from $3.13 billion to $2.74 billion, with decreases reflected in all deposit categories, excluding time deposits. We have continued to control the cost of funds over the periods reflected, with the rate of overall interest-bearing deposits increasing to 89 basis points for the quarter ended December 31, 2023, from 65 basis points for the quarter ended September 30, 2023, and from 17 basis points for the quarter ended December 31, 2022. A 29 basis point increase in the cost of money market funds for the quarter ended December 31, 2023 compared to prior linked quarter, and a 105 basis point increase compared to the prior year like quarter were both due to select deposit account exception pricing, and drove a significant portion of the overall increase.  Average rates paid on time deposits for the quarter ended December 31, 2023 increased by 57 basis points and 176 basis points in the quarter over linked quarter and year over year quarters, respectively, primarily due to CD rate specials we offered.

Borrowing costs decreased in the fourth quarter of 2023, compared to the third quarter of 2023, primarily due to the decrease in average other short-term borrowings of $36.5 million stemming from a decrease in average FHLB advances over the prior quarter. Partially offsetting the decrease in borrowing costs in the fourth quarter of 2023 was the increase in average securities sold under repurchase agreements of $3.6 million. The increase of $346.4 million year over year of average FHLB advances was based on daily liquidity needs. Subordinated and junior subordinated debt interest expense were essentially flat over each of the periods presented. Senior notes had the most significant interest expense decrease, as we had redeemed all of the $45.0 million senior notes, net of deferred issuance costs, in June 2023, resulting in senior notes having no balance after that time. In February 2023, we paid off the remaining balance of $9.0 million on the original $20.0 million term note issued in 2020, resulting in notes payable and other borrowings having no balance after that time.

Our net interest margin (GAAP) decreased five basis points to 4.59% for the fourth quarter of 2023, compared to 4.64% for the third quarter of 2023, and decreased one basis point compared to 4.60% for the fourth quarter of 2022.  Our net interest margin (TE) decreased four basis points to 4.62% for the fourth quarter of 2023, compared to 4.66% for the third quarter of 2023, and decreased one basis point compared to 4.63% for the fourth quarter of 2022.  The decrease in the fourth quarter, compared to the prior quarter, is primarily due to the growth in interest expense due to the rising interest rate environment and its effect on interest bearing deposits. The decrease in the fourth quarter of 2023, compared to the prior year like quarter, is primarily due to an increase in market interest rates, and the related increase in costs of interest-bearing liabilities. See the discussion entitled “Non-GAAP Presentations” and the tables beginning on page 17 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Noninterest Income

				4th Quarter 2023
Noninterest Income	Three Months Ended			Percent Change From
(Dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2023	2023	2022	2023	2022
Wealth management	$2,600	$2,475	$2,403	5.1	8.2
Service charges on deposits	2,527	2,504	2,499	0.9	1.1
Residential mortgage banking revenue
Secondary mortgage fees	58	66	62	(12.1)	(6.5)
MSRs mark to market (loss) gain	(1,277)	281	(431)	(554.4)	(196.3)
Mortgage servicing income	495	519	518	(4.6)	(4.4)
Net gain on sales of mortgage loans	366	407	340	(10.1)	7.6
Total residential mortgage banking revenue	(358)	1,273	489	(128.1)	(173.2)
Securities losses, net	(2)	(924)	(910)	99.8	99.8
Change in cash surrender value of BOLI	541	919	376	(41.1)	43.9
Card related income	2,511	2,606	2,795	(3.6)	(10.2)
Other income	910	1,024	1,294	(11.1)	(29.7)
Total noninterest income	$8,729	$9,877	$8,946	(11.6)	(2.4)

Noninterest income decreased $1.1 million, or 11.6%, in the fourth quarter of 2023, compared to the third quarter of 2023, and decreased $217,000, or 2.4%, compared to the fourth quarter of 2022.  The decrease from the third quarter of 2023 was primarily driven by a $1.6 million decrease in residential mortgage banking revenue, a $378,000 decrease in the cash surrender value of BOLI, and a $114,000 decrease in other income, partially offset by a $922,000 decrease in security losses, net, based on strategic sales in the third quarter of 2023 compared to none during the fourth quarter of 2023.

The decrease in noninterest income of $217,000 in the fourth quarter of 2023, compared to the fourth quarter of 2022, is primarily due to an increase of $846,000 on mortgage servicing rights mark to market losses, a $284,000 decrease in card related income, and a $384,000 decrease in other income. These decreases were partially offset by a $197,000 increase in wealth management income, a $908,000 decrease in security losses, net, based on strategic sales in the fourth quarter of 2022 compared to none during the fourth quarter of 2023, and a $165,000 increase in the cash surrender value of BOLI due to market interest rate changes.

Noninterest Expense

				4th Quarter 2023
Noninterest Expense	Three Months Ended			Percent Change From
(Dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2023	2023	2022	2023	2022
Salaries	$16,738	$17,279	$18,268	(3.1)	(8.4)
Officers' incentive	1,450	2,773	3,095	(47.7)	(53.2)
Benefits and other	3,217	3,063	2,900	5.0	10.9
Total salaries and employee benefits	21,405	23,115	24,263	(7.4)	(11.8)
Occupancy, furniture and equipment expense	3,817	3,506	4,128	8.9	(7.5)
Computer and data processing	2,291	1,922	2,978	19.2	(23.1)
FDIC insurance	583	744	630	(21.6)	(7.5)
Net teller & bill paying	564	534	485	5.6	16.3
General bank insurance	301	300	298	0.3	1.0
Amortization of core deposit intangible asset	603	616	645	(2.1)	(6.5)
Advertising expense	383	93	130	311.8	194.6
Card related expense	1,338	1,347	1,304	(0.7)	2.6
Legal fees	228	97	225	135.1	1.3
Consulting & management fees	556	549	679	1.3	(18.1)
Other real estate owned expense, net	218	(27)	34	907.4	541.2
Other expense	4,739	4,627	3,885	2.4	22.0
Total noninterest expense	$37,026	$37,423	$39,684	(1.1)	(6.7)
Efficiency ratio (GAAP)[1]	50.82%	50.08%	52.44%
Adjusted efficiency ratio (non-GAAP)[2]	48.76%	48.82%	51.29%

1 The efficiency ratio shown in the table above is a GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits and OREO expenses, divided by the sum of net interest income and total noninterest income less net gains or losses on securities and mark to market gains or losses on MSRs.

2 The adjusted efficiency ratio shown in the table above is a non-GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits, OREO expenses, litigation expense, and acquisition-related costs, net of gains on branch sales (as applicable), Visa credit card portfolio liquidation and related deconversion costs, as well as any merger related costs, if applicable, divided by the sum of net interest income on a fully tax equivalent basis, total noninterest income less net gains or losses on securities, mark to market gains or losses on MSRs, gain on the sale of our Visa credit card and land trust portfolios, and includes a tax equivalent adjustment on the change in cash surrender value of BOLI.  See the discussion entitled “Non-GAAP Presentations” below and the table on page 18 that provides a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent.

Noninterest expense for the fourth quarter of 2023 decreased $397,000, or 1.1%, compared to the third quarter of 2023, and decreased $2.7 million, or 6.7%, compared to the fourth quarter of 2022.  The decrease in the fourth quarter of 2023 compared to the third quarter of 2023 was attributable to a $1.7 million decrease in salaries and employee benefits, primarily due to a decrease in the officer incentive accrual and to a lesser extent various components of salary expense.  Also contributing to the decrease in the fourth quarter of 2023 was a $161,000 decrease in FDIC insurance due to a reduction in total assets assessed.  Partially offsetting the decrease in noninterest expense in the fourth quarter of 2023 was a $311,000 increase in occupancy, furniture and equipment, a $369,000 increase in computer and data processing, a $290,000 increase in advertising expense, and a $245,000 increase in OREO related expenses due to two additions to OREO during the fourth quarter of 2023 quarter totaling $4.9 million.

The year over year decrease in noninterest expense is primarily attributable to a $2.9 million decrease in salaries and employee benefits, primarily due to a decrease in various components of salary expense as well as officers’ incentives. Also contributing to the decrease was a $311,000 decrease in occupancy, furniture and equipment, a $687,000 decrease in computer and data processing, and a $123,000 decrease in consulting and management fees. The elevated expense totals in the fourth quarter of 2022 were driven by the final merger-related costs recorded stemming from the West Suburban acquisition in December 2021. Partially offsetting the decrease in noninterest expense in the fourth quarter of 2023, compared to the fourth quarter of 2022, was a $253,000 increase in advertising expenses, a $184,000 increase in OREO related expenses, and a $854,000 increase in other expenses due to a $1.2 million litigation expense recorded in the fourth quarter of 2023 for a pending overdraft fee compliance claim.

Earning Assets

				December 31, 2023
Loans	As of			Percent Change From
(Dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2023	2023	2022	2023	2022
Commercial	$841,697	$834,877	$840,964	0.8	0.1
Leases	398,223	354,827	277,385	12.2	43.6
Commercial real estate – investor	1,034,424	1,047,122	987,635	(1.2)	4.7
Commercial real estate – owner occupied	796,538	809,050	854,879	(1.5)	(6.8)
Construction	165,380	202,546	180,535	(18.3)	(8.4)
Residential real estate – investor	52,595	53,762	57,353	(2.2)	(8.3)
Residential real estate – owner occupied	226,248	227,446	219,718	(0.5)	3.0
Multifamily	401,696	372,020	323,691	8.0	24.1
HELOC	103,237	102,055	109,202	1.2	(5.5)
Other[1]	22,915	25,838	18,247	(11.3)	25.6
Total loans	$4,042,953	$4,029,543	$3,869,609	0.3	4.5

1 Other class includes consumer loans and overdrafts.

Total loans increased by $13.4 million at December 31, 2023, compared to September 30, 2023, and increased $173.3 million for the year over year period.  Loan growth of $173.3 million in the year over year period was driven by growth in leasing, commercial real estate – investor, and multifamily loans.

				December 31, 2023
Securities	As of			Percent Change From
(Dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2023	2023	2022	2023	2022
Securities available-for-sale, at fair value
U.S. Treasury	$169,574	$216,777	$212,129	(21.8)	(20.1)
U.S. government agencies	56,959	55,821	56,048	2.0	1.6
U.S. government agency mortgage-backed	106,370	104,569	124,990	1.7	(14.9)
States and political subdivisions	229,335	220,100	226,128	4.2	1.4
Corporate bonds	-	4,961	9,622	(100.0)	(100.0)
Collateralized mortgage obligations	392,544	386,679	533,768	1.5	(26.5)
Asset-backed securities	66,166	66,916	201,928	(1.1)	(67.2)
Collateralized loan obligations	171,881	173,795	174,746	(1.1)	(1.6)
Total securities available-for-sale	$1,192,829	$1,229,618	$1,539,359	(3.0)	(22.5)

Our securities portfolio totaled $1.19 billion fair market value as of December 31, 2023, a decrease of $36.8 million from $1.23 billion as of September 30, 2023, and a decrease of $346.5 million since December 31, 2022. The portfolio reduction of $36.8 million in the fourth quarter of 2023, compared to the prior quarter-end, was due to maturities and calls of $55.9 million as well as paydowns of $25.6 million, partially offset by the effects of declining interest rates which increased fair market value. Net unrealized losses at December 31, 2023 were $84.2 million, compared to $120.5 million at September 30, 2023 and $123.5 million at December 30, 2022. The year over year decrease in net unrealized losses is due to changes in the market interest rate environment as well as the impact of security sales undertaken to further reduce the portfolio’s interest rate sensitivity. The portfolio continues to consist of high quality fixed-rate and floating-rate securities, with more than 99% of publicly issued securities rated AA or better.

Asset Quality

				December 31, 2023
Nonperforming assets	As of			Percent Change From
(Dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2023	2023	2022	2023	2022
Nonaccrual loans	$67,583	$62,116	$31,602	8.8	113.9
Performing troubled debt restructured loans accruing interest [1]	N/A	N/A	49	N/A	N/A
Loans past due 90 days or more and still accruing interest	1,196	1,209	1,262	(1.1)	(5.2)
Total nonperforming loans	68,779	63,325	32,913	8.6	109.0
Other real estate owned	5,123	407	1,561	N/M	228.2
Total nonperforming assets	$73,902	$63,732	$34,474	16.0	114.4

30-89 days past due loans and still accruing interest	$13,668	$28,486	$7,508
Nonaccrual loans to total loans	1.7%	1.5%	0.8%
Nonperforming loans to total loans	1.7%	1.6%	0.9%
Nonperforming assets to total loans plus OREO	1.8%	1.6%	0.9%
Purchased credit-deteriorated loans to total loans	1.4%	1.5%	2.0%

Allowance for credit losses	$44,264	$51,729	$49,480
Allowance for credit losses to total loans	1.1%	1.3%	1.3%
Allowance for credit losses to nonaccrual loans	65.5%	83.3%	156.6%

N/A - Not applicable.

N/M - Not meaningful.

1 As of January 1, 2023, the Company prospectively adopted ASU 2022-02, Topic 326 “Troubled Debt Restructurings (“TDRs”) and Vintage Disclosures”, which eliminated the need for recognition, measurement and disclosure of TDRs going forward.

Nonperforming loans consist of nonaccrual loans and loans 90 days or more past due and still accruing interest.  Prior to January 1, 2023, nonperforming loans also included performing troubled debt restructured loans accruing interest.  Purchased credit-deteriorated (“PCD”) loans acquired in our acquisitions of West Suburban and ABC Bank totaled $55.7 million, net of purchase accounting adjustments, at December 31, 2023.  PCD loans that meet the definition of nonperforming loans are included in our nonperforming disclosures.  Nonperforming loans to total loans was 1.7% as of December 31, 2023, 1.6% as of September 30, 2023, and 0.9% as of December 31, 2022. Nonperforming assets to total loans plus OREO was 1.8% as of December 31, 2023, 1.6% as of September 30, 2023, and 0.9% as of December 31, 2022. Our allowance for credit losses to total loans was 1.1% as of December 31, 2023, and 1.3% as of September 30, 2023 and December 31, 2022.

The following table shows classified loans by segment, which include nonaccrual loans, PCD loans if the risk rating so indicates, and all other loans considered substandard, for the following periods.

				December 31, 2023
Classified loans	As of			Percent Change From
(Dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2023	2023	2022	2023	2022
Commercial	$8,414	$18,298	$26,485	(54.0)	(68.2)
Leases	818	574	1,876	42.5	(56.4)
Commercial real estate – investor	43,798	54,126	27,410	(19.1)	59.8
Commercial real estate – owner occupied	54,613	55,292	40,890	(1.2)	33.6
Construction	17,155	17,263	1,333	(0.6)	N/M
Residential real estate – investor	1,331	1,502	1,714	(11.4)	(22.3)
Residential real estate – owner occupied	3,216	3,627	3,854	(11.3)	(16.6)
Multifamily	1,775	1,141	2,954	55.6	(39.9)
HELOC	1,664	1,434	2,411	16.0	(31.0)
Other[1]	-	-	2	-	(100.0)
Total classified loans	$132,784	$153,257	$108,929	(13.4)	21.9

N/M - Not meaningful.

1 Other class includes consumer loans and overdrafts.

Classified loans as of December 31, 2023 decreased by $20.5 million from September 30, 2023, and increased by $23.9 million from December 31, 2022. The net decrease from the third quarter of 2023 was mostly driven by seven loans that had principal charge offs, totaling $15.8 million, seven loans that were upgraded totaling $11.8 million, and two loans that were transferred to OREO, totaling $4.9 million. These decreases in classified loans in the fourth quarter were offset by $18.6 million of additions, primarily driven by three loans in commercial real estate – owner occupied which totaled $11.1 million and seven loans in commercial which totaled $4.2 million.  Remediation work continues on these credits, with the goal of cash flow improvements with increased tenancy.  Reductions in commercial classified loans were noted in the fourth quarter of 2023 from the linked quarter due to ongoing remediation efforts.

Allowance for Credit Losses on Loans and Unfunded Commitments

At December 31, 2023, our allowance for credit losses (“ACL”) on loans totaled $44.3 million, and our ACL on unfunded commitments, included in other liabilities, totaled $2.7 million.  In the fourth quarter of 2023, we recorded provision expense of $8.0 million based on historical loss rate updates, loan growth, our assessment of nonperforming loan metrics and trends, and estimated future credit losses. The fourth quarter’s provision expense consisted of a $8.0 million provision for credit losses on loans, and a $6,000 provision for credit losses on unfunded commitments.  The increase in ACL on unfunded commitments was primarily due to an adjustment of historical benchmark assumptions, such as funding rates and the period used to forecast those rates, within the ACL calculation.  We recorded net charge-offs of $15.5 million in the fourth quarter of 2023, which reduced the ACL. The majority of the fourth quarter charge offs were specific to seven borrowers within the commercial real estate portfolio on which we had existing specific allocations within the ACL of $2.5 million at September 30, 2023. The third quarter 2023 provision expense of $3.0 million consisted of a $3.0 million provision for credit losses on loans, and a $11,000 reversal of provision for credit losses on unfunded commitments. We recorded net charge-offs of $6.6 million in the third quarter of 2023. In the fourth quarter of 2022, we recorded provision expense of $1.5 million based on our assessment of nonperforming loan metrics and trends and estimated future credit losses.  We recorded net charge-offs of $940,000 in the fourth quarter of 2022, which reduced the ACL. Our ACL on loans to total loans was 1.1% as of December 31, 2023 and 1.3% as of September 30, 2023 and December 31, 2022.

The $143,000 decrease in our ACL on unfunded commitments at December 31, 2023, compared to September 30, 2023, was driven by purchase accounting accretion of $149,000 on unfunded commitments recorded during the quarter, partially offset by $6,000 of provision expense in the quarter discussed above.  The ACL on unfunded commitments totaled $2.7 million as of December 31, 2023, $2.9 million as of September 30, 2023, and $5.1 million as of December 31, 2022.

Net Charge-off Summary

Loan charge–offs, net of recoveries	Quarters Ended
(Dollars in thousands)	December 31,	% of	September 30,	% of	December 31,	% of
	2023	Total [2]	2023	Total [2]	2022	Total [2]
Commercial	$71	0.5	$8	0.1	$(8)	(0.9)
Leases	(8)	(0.1)	(95)	(1.4)	191	20.3
Commercial real estate – Investor	4,951	32.0	6,754	102.4	776	82.6
Commercial real estate – Owner occupied	10,443	67.5	23	0.3	(2)	(0.2)
Construction	-	-	(100)	(1.5)	-	-
Residential real estate – Investor	(3)	-	(3)	-	(7)	(0.7)
Residential real estate – Owner occupied	(8)	(0.1)	(25)	(0.4)	-	-
Multifamily	-	-	-	-	(6)	(0.6)
HELOC	(17)	(0.1)	(35)	(0.5)	(38)	(4.0)
Other [1]	31	0.3	70	1.0	34	3.5
Net charge–offs / (recoveries)	$15,460	100.0	$6,597	100.0	$940	100.0

1 Other class includes consumer loans and overdrafts.

2 Represents the percentage of net charge-offs attributable to each category of loans.

Gross charge-offs for the fourth quarter of 2023 were $16.0 million, compared to $6.9 million for the third quarter of 2023 and $1.1 million for the fourth quarter of 2022.  Gross recoveries were $491,000 for the fourth quarter of 2023, compared to $339,000 for the third quarter of 2023, and $136,000 for the fourth quarter of 2022.  Continued recoveries are indicative of the ongoing aggressive efforts by management to effectively manage and resolve prior charge-offs.

Deposits

Total deposits were $4.57 billion at December 31, 2023, a decrease of $43.6 million, or 0.9%, compared to $4.61 billion at September 30, 2023, primarily due to a decline in savings of $32.2 million, followed by a decrease of $30.9 million in money markets and $27.8 million in non-interest bearing deposits. The large decreases were partially offset by an increase of $49.9 million in certificates of deposit. The bulk of the linked quarter decline in deposit balances occurred in October 2023 and is consistent with seasonal historical trends related to tax payments and commercial customer business volumes. Total quarterly average deposits decreased $636.6 million, or 12.2%, in the year over year period, driven by declines in our average demand deposits of $245.2 million, and savings, NOW and money markets combined of $438.8 million. In general, the bulk of the decline in deposits year over year can be characterized as rate sensitive with significant flows and transfers into investing activities, materially offsetting the significant expansion in those same accounts in the immediate aftermath of the pandemic.

Borrowings

As of December 31, 2023, we had $405.0 million in other short-term borrowings due to short-term FHLB advances, compared to $435.0 million at September 30, 2023, and $90.0 million as of December 31, 2022.

Non-GAAP Presentations

Management has disclosed in this earnings release certain non-GAAP financial measures to evaluate and measure our performance, including the presentation of adjusted net income, net interest income and net interest margin on a fully taxable equivalent basis, and our efficiency ratio calculations on a taxable equivalent basis. The net interest margin fully taxable equivalent is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Consistent with industry practice, management has disclosed the efficiency ratio including and excluding certain items, which is discussed in the noninterest expense presentation on page 7.

We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis.  We believe these measures provide investors with information regarding balance sheet profitability, and we believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing, and comparing past, present and future periods.

These non-GAAP financial measures should not be considered as a substitute for GAAP financial measures, and we strongly encourage investors to review the GAAP financial measures included in this earnings release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this earnings release with other companies’ non-GAAP financial measures having the same or similar names. The tables beginning on page 17 provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP equivalent.

Cautionary Note Regarding Forward-Looking Statements

This earnings release and statements by our management may contain forward-looking statements within the Private Securities Litigation Reform Act of 1995.  Forward looking statements can be identified by words such as “should,” “anticipate,” “expect,” “estimate,” “intend,” “believe,” “may,” “likely,” “will,” “forecast,” “project,” “looking forward,” “optimistic,” “hopeful,” “potential,” “progress,” “prospect,” “remain,” “deliver,” “continue,” “trend,” “momentum,” “remainder,” “beyond,” “and “near” or other statements that indicate future periods.  Examples of forward-looking statements include, but are not limited to, statements regarding the economic outlook, loan growth, deposit trends and funding, asset-quality trends, balance sheet growth, and building capital. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements, (1) the strength of the United States economy in general and the strength of the local economies in which we conduct our operations may be different than expected; (2) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (3) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action; (4) risks related to future acquisitions, if any, including execution and integration risks; (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on us; (6) changes in interest rates, which has and may continue to affect our deposit and funding costs, net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities; (7) elevated inflation which causes adverse risk to the overall economy, and could indirectly pose challenges to our clients and to our business; and (8) the adverse effects of events beyond our control that may have a destabilizing effect on financial markets and the economy, such as epidemics and pandemics, war or terrorist activities, essential utility outages, deterioration in the global economy, instability in the credit markets, disruptions in our customers’ supply chains or disruption in transportation. Additional risks and uncertainties are contained in the “Risk Factors” and forward-looking statements disclosure in our most recent Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q. The inclusion of this forward-looking information should not be construed as a representation by us or any person that future events, plans, or expectations contemplated by us will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Conference Call

We will host a call on Thursday, January 25, 2024, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss our fourth quarter 2023 financial results.  Investors may listen to our call via telephone by dialing 888-506-0062, using Entry Code: 675276.  Investors should call into the dial-in number set forth above at least 10 minutes prior to the scheduled start of the call.

A replay of the call will be available until 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on February 1, 2024, by dialing 877-481-4010, using Conference ID: 49609.

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2023	2022
Assets
Cash and due from banks	$55,534	$56,632
Interest earning deposits with financial institutions	44,611	58,545
Cash and cash equivalents	100,145	115,177
Securities available-for-sale, at fair value	1,192,829	1,539,359
Federal Home Loan Bank Chicago (“FHLBC”) and Federal Reserve Bank Chicago (“FRBC”) stock	33,355	20,530
Loans held-for-sale	1,322	491
Loans	4,042,953	3,869,609
Less: allowance for credit losses on loans	44,264	49,480
Net loans	3,998,689	3,820,129
Premises and equipment, net	79,310	72,355
Other real estate owned	5,123	1,561
Mortgage servicing rights, at fair value	10,344	11,189
Goodwill	86,478	86,478
Core deposit intangible	11,217	13,678
Bank-owned life insurance (“BOLI”)	109,318	106,608
Deferred tax assets, net	31,077	44,750
Other assets	63,592	56,012
Total assets	$5,722,799	$5,888,317

Liabilities
Deposits:
Noninterest bearing demand	$1,834,891	$2,051,702
Interest bearing:
Savings, NOW, and money market	2,207,949	2,617,100
Time	527,906	441,921
Total deposits	4,570,746	5,110,723
Securities sold under repurchase agreements	26,470	32,156
Other short-term borrowings	405,000	90,000
Junior subordinated debentures	25,773	25,773
Subordinated debentures	59,382	59,297
Senior notes	-	44,585
Notes payable and other borrowings	-	9,000
Other liabilities	58,147	55,642
Total liabilities	5,145,518	5,427,176

Stockholders’ Equity
Common stock	44,705	44,705
Additional paid-in capital	202,223	202,276
Retained earnings	393,311	310,512
Accumulated other comprehensive loss	(62,781)	(93,124)
Treasury stock	(177)	(3,228)
Total stockholders’ equity	577,281	461,141
Total liabilities and stockholders’ equity	$5,722,799	$5,888,317

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Interest and dividend income
Loans, including fees	$62,751	$55,170	$244,187	$176,379
Loans held-for-sale	31	19	91	130
Securities:
Taxable	8,329	10,495	37,940	31,566
Tax exempt	1,322	1,341	5,329	5,287
Dividends from FHLBC and FRBC stock	647	259	1,920	936
Interest bearing deposits with financial institutions	616	461	2,503	2,175
Total interest and dividend income	73,696	67,745	291,970	216,473
Interest expense
Savings, NOW, and money market deposits	3,312	776	8,761	1,900
Time deposits	2,834	571	6,636	1,448
Securities sold under repurchase agreements	50	10	93	40
Other short-term borrowings	5,429	436	18,774	480
Junior subordinated debentures	290	287	1,095	1,136
Subordinated debentures	546	546	2,185	2,185
Senior notes	-	891	2,408	2,682
Notes payable and other borrowings	-	137	87	446
Total interest expense	12,461	3,654	40,039	10,317
Net interest and dividend income	61,235	64,091	251,931	206,156
Provision for credit losses	8,000	1,500	16,501	6,550
Net interest and dividend income after provision for credit losses	53,235	62,591	235,430	199,606
Noninterest income
Wealth management	2,600	2,403	9,803	9,887
Service charges on deposits	2,527	2,499	9,817	9,562
Secondary mortgage fees	58	62	259	332
Mortgage servicing rights mark to market (loss) gain	(1,277)	(431)	(1,425)	3,177
Mortgage servicing income	495	518	2,029	2,130
Net gain on sales of mortgage loans	366	340	1,477	2,022
Securities losses, net	(2)	(910)	(4,148)	(944)
Change in cash surrender value of BOLI	541	376	2,120	718
Card related income	2,511	2,795	10,051	10,989
Other income	910	1,294	4,196	5,243
Total noninterest income	8,729	8,946	34,179	43,116
Noninterest expense
Salaries and employee benefits	21,405	24,263	88,566	86,573
Occupancy, furniture and equipment	3,817	4,128	14,437	14,992
Computer and data processing	2,291	2,978	7,277	15,795
FDIC insurance	583	630	2,705	2,401
Net teller & bill paying	564	485	2,115	3,730
General bank insurance	301	298	1,212	1,221
Amortization of core deposit intangible	603	645	2,461	2,626
Advertising expense	383	130	721	589
Card related expense	1,338	1,304	5,123	4,348
Legal fees	228	225	927	873
Consulting & management fees	556	679	2,415	2,425
Other real estate expense, net	218	34	399	130
Other expense	4,739	3,885	16,843	15,470
Total noninterest expense	37,026	39,684	145,201	151,173
Income before income taxes	24,938	31,853	124,408	91,549
Provision for income taxes	6,713	8,238	32,679	24,144
Net income	$18,225	$23,615	$91,729	$67,405

Basic earnings per share	$0.40	$0.53	$2.05	$1.51
Diluted earnings per share	0.40	0.52	2.02	1.49
Dividends declared per share	0.05	0.05	0.20	0.20

Ending common shares outstanding	44,697,917	44,582,311	44,697,917	44,582,311
Weighted-average basic shares outstanding	44,694,200	44,578,830	44,663,722	44,526,655
Weighted-average diluted shares outstanding	45,409,232	45,228,212	45,395,010	45,213,088

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Average Balance

(In thousands, unaudited)

	2022				2023
Assets	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Cash and due from banks	$42,972	$53,371	$56,265	$56,531	$55,140	$56,191	$57,279	$57,723
Interest earning deposits with financial institutions	635,302	426,820	131,260	50,377	49,310	50,309	49,737	47,865
Cash and cash equivalents	678,274	480,191	187,525	106,908	104,450	106,500	107,016	105,588

Securities available-for-sale, at fair value	1,807,875	1,792,099	1,703,348	1,576,004	1,503,619	1,404,664	1,295,211	1,192,021
FHLBC and FRBC stock	16,066	20,994	19,565	19,534	24,905	34,029	35,954	34,371
Loans held-for-sale	6,707	3,050	2,020	1,224	813	1,150	1,641	1,709
Loans	3,397,827	3,505,806	3,751,097	3,877,004	3,931,679	4,039,052	4,009,218	4,014,771
Less: allowance for credit losses on loans	44,341	44,354	45,449	48,778	49,398	53,480	54,581	50,023
Net loans	3,353,486	3,461,452	3,705,648	3,828,226	3,882,281	3,985,572	3,954,637	3,964,748

Premises and equipment, net	86,502	73,876	71,947	72,220	72,649	72,903	74,707	78,472
Other real estate owned	2,399	1,850	1,578	1,561	1,508	1,132	472	2,004
Mortgage servicing rights, at fair value	8,218	10,525	10,639	11,322	11,127	10,741	11,066	11,317
Goodwill	86,332	86,332	86,333	86,477	86,477	86,477	86,477	86,477
Core deposit intangible	15,977	15,286	14,561	13,950	13,327	12,709	12,119	11,502
Bank-owned life insurance ("BOLI")	105,396	105,463	105,448	105,754	106,655	107,028	107,786	108,616
Deferred tax assets, net	10,689	27,154	31,738	50,533	42,237	37,774	39,072	42,754
Other assets	55,474	53,823	55,606	53,909	48,599	50,812	52,360	55,155
Total other assets	370,987	374,309	377,850	395,726	382,579	379,576	384,059	396,297
Total assets	$6,233,395	$6,132,095	$5,995,956	$5,927,622	$5,898,647	$5,911,491	$5,778,518	$5,694,734

Liabilities
Deposits:
Noninterest bearing demand	$2,093,293	$2,119,667	$2,092,301	$2,083,503	$2,002,801	$1,920,448	$1,867,201	$1,838,325
Interest bearing:
Savings, NOW, and money market	2,899,497	2,872,622	2,765,281	2,680,767	2,560,893	2,437,096	2,324,613	2,241,937
Time	495,452	469,009	459,925	450,111	434,655	436,524	466,250	497,472
Total deposits	5,488,242	5,461,298	5,317,507	5,214,381	4,998,349	4,794,068	4,658,064	4,577,734

Securities sold under repurchase agreements	39,204	34,496	33,733	33,275	31,080	25,575	24,945	28,526
Other short-term borrowings	-	-	5,435	44,293	200,833	402,527	427,174	390,652
Junior subordinated debentures	25,773	25,773	25,773	25,773	25,773	25,773	25,773	25,773
Subordinated debentures	59,222	59,244	59,265	59,286	59,308	59,329	59,350	59,372
Senior notes	44,494	44,520	44,546	44,572	44,599	44,134	-	-
Notes payable and other borrowings	19,009	13,103	10,989	9,978	5,400	-	-	-
Other liabilities	60,819	32,636	34,949	51,753	51,279	48,434	53,164	63,971
Total liabilities	5,736,763	5,671,070	5,532,197	5,483,311	5,416,621	5,399,840	5,248,470	5,146,028

Stockholders' equity
Common stock	44,705	44,705	44,705	44,705	44,705	44,705	44,705	44,705
Additional paid-in capital	202,828	202,544	201,570	201,973	201,397	200,590	201,344	201,824
Retained earnings	258,073	267,912	284,302	301,753	324,785	346,042	368,732	389,776
Accumulated other comprehensive loss	(3,074)	(49,151)	(63,216)	(100,817)	(86,736)	(78,940)	(84,167)	(87,358)
Treasury stock	(5,900)	(4,985)	(3,602)	(3,303)	(2,125)	(746)	(566)	(241)
Total stockholders' equity	496,632	461,025	463,759	444,311	482,026	511,651	530,048	548,706
Total liabilities and stockholders' equity	$6,233,395	$6,132,095	$5,995,956	$5,927,622	$5,898,647	$5,911,491	$5,778,518	$5,694,734

Total Earning Assets	$5,863,777	$5,748,769	$5,607,290	$5,524,143	$5,510,326	$5,529,204	$5,391,761	$5,290,737
Total Interest Bearing Liabilities	3,582,651	3,518,767	3,404,947	3,348,055	3,362,541	3,430,958	3,328,105	3,243,732

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	2022				2023
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Interest and Dividend Income
Loans, including fees	$36,366	$38,229	$46,614	$55,170	$57,210	$61,561	$62,665	$62,751
Loans held-for-sale	57	32	22	19	12	19	29	31
Securities:
Taxable	5,169	6,786	9,116	10,495	10,735	9,930	8,946	8,329
Tax exempt	1,317	1,297	1,332	1,341	1,337	1,337	1,333	1,322
Dividends from FHLB and FRBC stock	153	263	261	259	280	396	597	647
Interest bearing deposits with financial institutions	269	782	663	461	585	643	659	616
Total interest and dividend income	43,331	47,389	58,008	67,745	70,159	73,886	74,229	73,696
Interest Expense
Savings, NOW, and money market deposits	397	347	380	776	1,149	1,742	2,558	3,312
Time deposits	277	265	335	571	664	1,156	1,982	2,834
Securities sold under repurchase agreements	11	9	10	10	9	7	27	50
Other short-term borrowings	-	-	44	436	2,345	5,160	5,840	5,429
Junior subordinated debentures	280	284	285	287	279	281	245	290
Subordinated debentures	546	547	546	546	546	546	547	546
Senior notes	485	578	728	891	994	1,414	-	-
Notes payable and other borrowings	103	95	111	137	87	-	-	-
Total interest expense	2,099	2,125	2,439	3,654	6,073	10,306	11,199	12,461
Net interest and dividend income	41,232	45,264	55,569	64,091	64,086	63,580	63,030	61,235
Provision for credit losses	-	550	4,500	1,500	3,501	2,000	3,000	8,000
Net interest and dividend income after provision for credit losses	41,232	44,714	51,069	62,591	60,585	61,580	60,030	53,235
Noninterest Income
Wealth management	2,698	2,506	2,280	2,403	2,270	2,458	2,475	2,600
Service charges on deposits	2,074	2,328	2,661	2,499	2,424	2,362	2,504	2,527
Secondary mortgage fees	139	50	81	62	59	76	66	58
Mortgage servicing rights mark to market gain (loss)	2,978	82	548	(431)	(525)	96	281	(1,277)
Mortgage servicing income	519	579	514	518	516	499	519	495
Net gain (loss) on sales of mortgage loans	1,495	(262)	449	340	306	398	407	366
Securities losses, net	-	(33)	(1)	(910)	(1,675)	(1,547)	(924)	(2)
Change in cash surrender value of BOLI	124	72	146	376	242	418	919	541
Card related income	2,574	2,965	2,653	2,795	2,244	2,690	2,606	2,511
Other income	862	924	2,165	1,294	1,489	773	1,024	910
Total noninterest income	13,463	9,211	11,496	8,946	7,350	8,223	9,877	8,729
Noninterest Expense
Salaries and employee benefits	19,967	21,332	21,011	24,263	22,248	21,798	23,115	21,405
Occupancy, furniture and equipment	3,699	3,046	4,119	4,128	3,475	3,639	3,506	3,817
Computer and data processing	6,268	4,006	2,543	2,978	1,774	1,290	1,922	2,291
FDIC insurance	410	702	659	630	584	794	744	583
Net teller & bill paying	1,907	834	504	485	502	515	534	564
General bank insurance	315	351	257	298	305	306	300	301
Amortization of core deposit intangible	665	659	657	645	624	618	616	603
Advertising expense	182	194	83	130	142	103	93	383
Card related expense	534	1,057	1,453	1,304	1,216	1,222	1,347	1,338
Legal fees	257	179	212	225	319	283	97	228
Consulting & management fees	616	523	607	679	790	520	549	556
Other real estate expense, net	(12)	87	21	34	306	(98)	(27)	218
Other expense	3,444	4,279	3,862	3,885	3,637	3,840	4,627	4,739
Total noninterest expense	38,252	37,249	35,988	39,684	35,922	34,830	37,423	37,026
Income before income taxes	16,443	16,676	26,577	31,853	32,013	34,973	32,484	24,938
Provision for income taxes	4,423	4,429	7,054	8,238	8,406	9,411	8,149	6,713
Net income	$12,020	$12,247	$19,523	$23,615	$23,607	$25,562	$24,335	$18,225

Basic earnings per share (GAAP)	$0.27	$0.28	$0.43	$0.53	$0.53	$0.57	$0.55	$0.40
Diluted earnings per share (GAAP)	0.27	0.27	0.43	0.52	0.52	0.56	0.54	0.40
Dividends paid per share	0.05	0.05	0.05	0.05	0.05	0.05	0.05	0.05

Reconciliation of Non-GAAP Financial Measures

The tables below provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure for the periods indicated. Dollar amounts below in thousands:

	Quarters Ended
	December 31,	September 30,	December 31,
	2023	2023	2022
Net Income
Income before income taxes (GAAP)	$24,938	$32,484	$31,853
Pre-tax income adjustments:
Litigation related expenses	1,200	-	-
Merger-related costs, net of losses/(gains) on branch sales	19	-	617
Liquidation and deconversion costs on Visa credit card portfolio	-	629	-
Adjusted net income before taxes	26,157	33,113	32,470
Taxes on adjusted net income	7,041	8,307	8,398
Adjusted net income (non-GAAP)	$19,116	$24,806	$24,072

Basic earnings per share (GAAP)	$0.40	$0.55	$0.53
Diluted earnings per share (GAAP)	0.40	0.54	0.52
Adjusted basic earnings per share excluding acquisition-related costs (non-GAAP)	0.43	0.55	0.54
Adjusted diluted earnings per share excluding acquisition-related costs (non-GAAP)	0.42	0.55	0.53

	Quarters Ended
	December 31,	September 30,	December 31,
	2023	2023	2022
Net Interest Margin
Interest income (GAAP)	$73,696	$74,229	$67,745
Taxable-equivalent adjustment:
Loans	11	11	6
Securities	352	354	356
Interest income (TE)	74,059	74,594	68,107
Interest expense (GAAP)	12,461	11,199	3,654
Net interest income (TE)	$61,598	$63,395	$64,453
Net interest income (GAAP)	$61,235	$63,030	$64,091
Average interest earning assets	$5,290,737	$5,391,761	$5,524,143
Net interest margin (TE)	4.62%	4.66%	4.63%
Net interest margin (GAAP)	4.59%	4.64%	4.60%

	GAAP			Non-GAAP
	Three Months Ended			Three Months Ended
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
	2023	2023	2022	2023	2023	2022
Efficiency Ratio / Adjusted Efficiency Ratio

Noninterest expense	$37,026	$37,423	$39,684	$37,026	$37,423	$39,684
Less amortization of core deposit	603	616	645	603	616	645
Less other real estate (income) expense, net	218	(27)	34	218	(27)	34
Less litigation related expense	N/A	N/A	N/A	1,200
Less acquisition related costs, net of losses/(gains) on branch sales	N/A	N/A	N/A	19	-	617
Less liquidation and deconversion costs on Visa credit card portfolio	N/A	N/A	N/A	-	629	-
Noninterest expense less adjustments	$36,205	$36,834	$39,005	$34,986	$36,205	$38,388

Net interest income	$61,235	$63,030	$64,091	$61,235	$63,030	$64,091
Taxable-equivalent adjustment:
Loans	N/A	N/A	N/A	11	11	6
Securities	N/A	N/A	N/A	352	354	356
Net interest income including adjustments	61,235	63,030	64,091	61,598	63,395	64,453
Noninterest income	8,729	9,877	8,946	8,729	9,877	8,946
Less securities losses	(2)	(924)	(910)	(2)	(924)	(910)
Less MSRs mark to market (losses) gains	(1,277)	281	(431)	(1,277)	281	(431)
Taxable-equivalent adjustment:
Change in cash surrender value of BOLI	N/A	N/A	N/A	144	245	100
Noninterest income (excluding) / including adjustments	10,008	10,520	10,287	10,152	10,765	10,387

Net interest income including adjustments plus noninterest income (excluding) / including adjustments	$71,243	$73,550	$74,378	$71,750	$74,160	$74,840
Efficiency ratio / Adjusted efficiency ratio	50.82%	50.08%	52.44%	48.76%	48.82%	51.29%

N/A - Not applicable.

	Quarters Ended
	December 31,	September 30,	December 31,
	2023	2023	2022
Return on Average Tangible Common Equity Ratio

Net income (GAAP)	$18,225	$24,335	$23,615

Income before income taxes (GAAP)	$24,938	$32,484	$31,853
Pre-tax income adjustments:
Amortization of core deposit intangibles	603	616	645
Net income, excluding intangibles amortization, before taxes	25,541	33,100	32,498
Taxes on net income, excluding intangible amortization, before taxes	6,875	8,304	8,405
Net income, excluding intangibles amortization (non-GAAP)	$18,666	$24,796	$24,093

Total Average Common Equity	$548,706	530,048	$444,311
Less Average goodwill and intangible assets	97,979	98,596	100,427
Average tangible common equity (non-GAAP)	$450,727	$431,452	$343,884

Return on average common equity (GAAP)	13.18%	18.21%	21.09%
Return on average tangible common equity (non-GAAP)	16.43%	22.80%	27.80%